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                                                                   Exhibit 10(a)

EXHIBIT 10(a) Lindsay Manufacturing Co., Executive Compensation Plan


                        THE LINDSAY MANUFACTURING CO.

                         EXECUTIVE COMPENSATION PLAN


                                  ARTICLE I

                                   PURPOSE

             1.1 The Lindsay Manufacturing Co. Executive Compensation Plan is intended to advance the interests of Lindsay Manufacturing Co. and its shareholders by attracting, retaining and providing appropriate incentives to key employees upon whose judgment, initiative and effort Lindsay Manufacturing Co., is largely dependent for the successful conduct of its business and to encourage and enable such key employees to acquire and retain a proprietary interest in Lindsay Manufacturing Co., by ownership of its common stock. In addition, the Plan is intended to assure that certain awards qualify as "performance-based compensation" not subject to the limitations on deductibility of executive compensation per Section 162(m) of the Code. The Plan is similar to the company's past executive compensation arrangements.

                                  ARTICLE II

                                 DEFINITIONS

             2.1    "Board" means the Board of Directors of the Company.

             2.2 "Committee" means the Compensation Committee of the Board which consists solely of two or more Outside Directors of the Board.

             2.3    "Company" means Lindsay Manufacturing Co.

             2.4 "Plan" means Lindsay Manufacturing Co's. Executive Compensation Plan.

             2.5 "Participant" means a key employee specifically designated by the Committee to whom an Award, Restricted Stock or an Option, each of which is performance based, has been granted under the Plan.

             2.6 "Common Stock" means the Company's $1.00 par value common stock.

             2.7 "Stock Option" means a non-qualified stock option, an Incentive Stock Option or a Stock Appreciation Right (whether granted with respect to another Option or alone) granted to Employee Participant under the Plan. An Incentive Stock Option granted to an Employee Participant under the Plan is intended to meet the requirements of Section 422A of the Internal Revenue Code of 1986.

             2.8 "Other Awards" means other forms of awards payable in cash or Company Common Stock (including Restricted Stock).




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             2.9    "Performance Based Award" means any award of cash (bonus),
Restricted Stock or Stock Options which is based on pre-established, objective performance criteria. Additionally the general performance criteria for such Performance Based Award must have been approved by the shareholders. Accordingly, the Plan authorizes Performance Based Awards to be based on one or more of the following criteria: earnings per share, operating income, profit margins, return on net assets, increased inventory and/or receivable turns, cash flow, stock price, total shareholder return, and any other objective measure specified by written agreement with the Participant and approved by the Committee.

      Performance Based Awards will be based on the extent to which performance criteria have been satisfied, and will not become payable to Participants (or vested, in the case of restricted stock) until the Committee certifies that the applicable performance targets have been met.

             2.10 "Date of Award" means the date on which an Award, an Option or Restricted Stock is granted under the Plan to a Participant.

             2.11 "1991 Long-Term Incentive Plan" means The Lindsay Manufacturing Co. 1991 Long-Term Incentive Plan approved by the Shareholders on February 11, 1992.

                                 ARTICLE III

                                ADMINISTRATION

             3.1 Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have sole discretion and authority to determine, from among key employees, those to whom the time or times at which a Performance Based Award shall be granted. Key employees are eligible to participate in the Plan subject to selection by the Committee based upon an employee's past or anticipated contributions to the Company's growth and success. Subject to the express provisions of the Plan, the Committee shall also have complete authority to intepret the Plan, to prescribe, and rescind rules and regulations relating to it, to determine the details and provisions of each Performance Based Award, to make all the determinations necessary or advisable in the administration of the Plan as it relates to Participants and to amend or terminate the Plan at anytime, but no amendment shall be made without shareholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Company stock is listed. In addition, no amendment shall impair the rights of holders of any agreement theretofore in place or of any award theretofore granted without their consent. All such actions and determinations by the Committee shall be conclusively binding for all purposes and upon all persons.

             3.2 Majority Rules. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by a majority of the whole Committee shall constitute the action of the Committee.


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             3.3    Company Assistance.  The Company shall supply full and
timely information to the Committee on all matters relating to eligible employees, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require.
The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties

             3.4 Annual Maximum Award. Options and other stock (restricted stock) awards may not be granted to any Participant in any fiscal year covering more than a cumulative 50,000 shares of Company common stock. The 50,000 share limitation is to be automatically adjusted pro rata for any future stock splits or other changes in capitalization. All options or other stock award grants under the Plan will be made under the Company's 1991 Long-Term Incentive Plan approved by the shareholders on February 11, 1992.

             3.5 Option Grants. All options to be granted under the Plan, which may include incentive stock options satisfying certain Code requirements, must have an exercise price of not less than the fair market value of Company common stock on the date of grant.

      A participant will be required to complete a specified period of employment following the grant date before an option becomes exercisable. The exercise price of an option may be paid in cash, through the surrender of shares of Company common stock having a fair market value equal to the exercise price, or through a combination of the foregoing as provided in the Company's 1991 Long-Term Incentive Plan.

             3.6 Restricted Stock and Other Awards. Awards of common stock (restricted common stock) may be made on terms and conditions fixed by the Compensation Committee, including restrictions as to vesting or transferability of the award. If the Committee intends a restricted stock award to qualify as performance based compensation under Section 162(m) of the Code, such shares will vest only upon the attainment of specific performance goals, as discussed below.

      Awards, payable in cash or Company common stock, may be granted under the Plan. Pursuant to Code Section 162(m), awards in excess of the per year limit paid to the Chief Executive Officer or any of the four other highest paid executive officers are not deductible by the Company unless such compensation is based on pre-established, objective performance criteria. Additionally, shareholders must have approved the general performance criteria for such compensation. Accordingly, the Plan authorizes Performance Based Awards to be based on one or more of the following cirtiera: earnings per share, operating income, profit margins, return on net assets, increased inventory and/or receivable turns, cash flow, stock price, total shareholder return, and any other objective measure specified by written agreement with the Participant and approved by the Committee.

      Such awards will be based on the exent to which performance criteria have been satisfied, and will not become payable to Participants (or vested, in the case of restricted stock) until the Committee certifies that the applicable performance targets have been met.


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             3.7    Term, Exercise Period and Transferability of Stock Awards.
Stock awards may be granted for such terms as the Committee may determine. Options are exercisable only during the participant's employment by the Company (or within 60 days after the participanats termination of employment by the Company) and unearned portions of restricted stock and other awards will be forfeited upon termination of the participant's employment prior to the end of the restriction or performance period, subject to exceptions in the case of death, termination without cause, or termination following a change in control of the Company as provided in the Company's 1991 Long-Term Incentive Plan.

             3.8 Event of Reorganization, Recapitalization, Spin-off, Stock Dividend or Stock Split. In the event of a reorganization, recapitalization, spin-off, stock dividend or stock split, or a combination or other increase or reduction in the number of issued shares of the Company's common stock, adjustments shall be made in the number of shares covered by each outstanding restricted stock, stock option or other stock award, and the price thereof as may be determined to be appropriate and equitable in order to prevent dilution or enlargement of rights under awards.

      Where dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving corporation is involved, each outstanding Restricted Stock award and Option granted hereunder shall terminate, but the Participant shall have the right, immediately prior to such dissolution, liquidation, merger, or combination, to receive the Common Stock or to exercise any Option or right to Option in whole or in part, to the extent that it shall not have been exercised, without regard to any vesting restriction or installment exercise provisions.

      The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests all as provided in the Company's 1991 Long-Term Incentive Plan.


                                  ARTICLE IV

                                MISCELLANEOUS

             4.1 Employment. Nothing in the Plan shall confer upon any employee the right to continue in the employ of the Company.

             4.2 Other Compensation Plans. Except as provided herein the adoption of the Plan shall not affect any other Plan, employment agreement, stock option or incentive or other compensation plans in effect for the Company nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.

             4.3 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

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             4.4    Headings, etc., No Part of Plan.  Headings of Articles and
Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

             4.5 Effective Date. On November 28, 1997, this Plan was adopted and authorized by the Committee for submission to the stockholders of the Company. Subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock voting in person or by proxy at a duly held stockholders' meeting. If such approval is obtained this Plan shall be deemed to have become effective on November 28, 1997.





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